Exhibit 99.1

Across America Real Estate Secures Additional $6 Million in Funding

DENVER, COLORADO, April 12th, 2007 – Across America Real Estate Corp. (OTCBB: AARD) a provider of 100% construction financing to retail developers and franchisors announced it has increased its subordinated debt capacity by $6 million.

This $6 million increase will come from GDBA Investments LLLP providing $3 million and BOCO Investments LLC also providing $3 million. The notes are due on December 31, 2007, with the opportunity for a six month extension.

“We are fortunate to have this opportunity to rapidly flex up with our partners during this time in our business,” said President & CEO, Ann Schmitt. “We are pleased that our business continues to strengthen, and we plan to use these funds to support projects in the pipeline and fund future expansion.”

Across America has partnered with national retailers and their developers in the small box retail and restaurant market niche, such as Starbucks, FedEx Kinko’s, Lone Star Steakhouse and Saloon, International House of Pancakes, Checker Auto Parts, Family Dollar, and Econolube.

About Across America Real Estate Corp.
Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% project funding for rapid retail expansion. The Company operates in the niche that is the single pad small box retail market in the commercial real estate industry. Across America strives to create financing solutions for increasing retail productivity and profit. Please visit us at our website www.acrossamerica.com.

For more information please contact:
Doug Backman
DB Marketing Ltd.
303 468-3974
doug@dbmarketingltd.com

The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward- looking statements regarding us are subject to certain risks and uncertainties posed by many factors and events that could cause our actual predictions of economic performance and management’s plans and objectives to differ materially from those that may be anticipated by such forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in AARD’s Securities and Exchange Commission filings; completion of due diligence and certain other pre-closing conditions for all incomplete transactions; economic downturns affecting the operations of AARD, its subsidiaries or proposed transactions; the inability to initiate or complete any transaction; adverse financial performance by AARD or any of its subsidiaries; adverse equity market conditions and declines in the value of AARD common stock; and the unavailability of financing to complete management’s plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and AARD disclaims any intent or obligation to update these forward-looking statements.